Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kornit Digital Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	ordinary shares, par value NIS 0.01 per share (“ordinary shares”)	Other(2)	1,488,107	(3)	$79.635	(2)	$118,505,400.95	$0.0000927	$10,986
Total Offering Amounts				1,488,107				$118,505,400.95		$10,986
Total Fees Previously Paid										--
Total Fee Offsets										--
Net Fee Due										$10,986

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Kornit Digital Ltd. 2015 Incentive Compensation Plan (the “2015 Plan”) to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.
(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $79.635 per share, which represents the average of the high ($82.00) and low ($77.27) prices of the ordinary shares as reported on the Nasdaq Global Select Market on March 25, 2022, which is a date within five business days prior to the filing of this Registration Statement.
(3)	Represents ordinary shares available for issuance pursuant to an automatic increase to the number of ordinary shares available for issuance under the 2015 Plan, effective January 1, 2022.